News Release	For Immediate Release
Contact: Jeff Laudin	June 24, 2014
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Updates Earnings Outlook

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, today commented on its 2014 earnings outlook.

In the Utility Support Structures Segment, the mix and timing of projects currently provide less favorable profits than what we have seen in recent years and less than our prior expectations for this year. We now expect operating income as a percentage of sales for this segment to be in the range of 12% to 14% both for the second quarter and for the year.

In the Coatings Segment, the weaker Australian economy has negatively affected the profitability of our galvanizing businesses in that country and the less favorable exchange rate has dampened the results from all our Australian operations.

As expected, our Irrigation Segment will have an unfavorable comparison for the second quarter compared to an exceptionally strong second quarter in 2013.

We expect improved profits from our Engineered Infrastructure Products Segment.

Our prior guidance for 2014 indicated earnings of between $10.00 and $10.50 per diluted share. To reflect the more challenging environment in our North American utility structures business and the continued weakness in the Australian economy, we currently expect full year diluted earnings per share will be in the range of $9.35 to $9.65.  This guidance excludes the effect of our stock repurchasing program on earnings per share and any one-time adjustments that may take place during the remainder of the year.

It is too early to comment on any changes that might be expected for the second half of the year for the Irrigation Segment. At this time our guidance anticipates Irrigation Segment profitability for the second half of 2014 at approximately the same level as 2013’s second half.

Since we announced our capital allocation philosophy on May 13th, we have repurchased approximately 436,000 shares, 1.6 percent of outstanding shares, for a total of $69 million out of an authorization of up to $500 million.

We now expect diluted earnings per share in the range of $2.35 to $2.40 for the second quarter of 2014 compared to the record $3.33 diluted earnings per share in the second quarter of 2013.

The company will report second quarter 2014 earnings on July 17, 2014.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.